Exhibit 99.1

Natural Alternatives International, Inc. Announces

New Multi-Year Exclusive Manufacturing Agreement

 with

The Juice Plus+® Company

CARLSBAD, Calif., August 11, 2017 — Natural Alternatives International, Inc. (“NAI”) (NASDAQ:NAII), a leading formulator, manufacturer and marketer of customized nutritional supplements, is proud to announce that it has extended its partnership with The Juice Plus+ Company (“Juice Plus+”), a globally recognized leader in whole-food based nutritional products focused on people’s health and well-being, through the execution of a multi-year exclusive manufacturing agreement covering capsule and powder products sold in over 24 markets around the world.

Mark A. LeDoux, NAI’s CEO and Chairman of the Board, said, “It is indeed rare when two companies have enjoyed an uninterrupted 25-year successful collaboration, and NAI is proud to become essentially the exclusive manufacturing partner for Juice Plus+ using our state of the art facilities in San Diego County, California and in Lugano, Switzerland.  The global facility expansion activities we completed over the past several years strategically positioned NAI to service this new business with minimal impact to our available manufacturing capacity.”

Paulo L. Teixeira, Juice Plus+ CEO, said, “Juice Plus+ has set a very high bar for product research, with over 35 clinical studies conducted on three continents, and with most of those studies having been published in peer-reviewed scientific journals of exceptional reputation.  With NAI’s numerous international quality manufacturing certifications and proven global manufacturing expertise, we believe this deepening of our long-term partnership is the right thing to do for both companies. We are excited about the future possibilities it opens.”

Sales from this new Exclusive Manufacturing Agreement are expected to begin shipping during NAI’s 2nd fiscal quarter of 2018, and is estimated to increase current annual purchases by Juice Plus+ from NAI by over 50%.

NAI, headquartered in Carlsbad, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. NAI’s comprehensive partnership approach offers a wide range of innovative nutritional products and services to NAI’s clients including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see its website at http://www.nai-online.com.

This press release contains forward-looking statements within the meaning of applicable securities laws that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our expectations and beliefs with respect to the impact of this Agreement on our manufacturing capacity, and our annual sales. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

CONTACT – Kenneth Wolf, President and Chief Operating Officer, Natural Alternatives International, Inc., at 760-736-7700 or investor@nai-online.com.

Web site: http://www.nai-online.com/

SOURCE Natural Alternatives International, Inc.

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